PARSONS LAW FIRM

ATTORNEYS AT LAW

SUITE 1710

500 108TH AVENUE N.E.

BELLEVUE, WASHINGTON 98004

(425) 451-8036 FAX (425) 451-8568

James B. Parsons* e-mail firm-info@parsonslaw.biz *Also admitted in Oregon and

jparsons@parsonslaw.biz the Northern Mariana Islands

Robert J. Burnett** **LL.M. in Taxation

rburnett@parsonslaw.biz

February 19, 2002

Board of Directors, Coffee Pacifica, Inc.

Gentlemen:

In my capacity as counsel for Coffee Pacifica, Inc. (the "Company"), I have participated in the corporate proceedings relative to the authorization and issuance by the Company of a maximum of 1,000,000 shares of common stock as set out and described in the Company's Registration Statement on Form SB-2 under the Securities Act of 1933 (the "Registration Statement"), and as to a maximum of 1,050,916 shares of common stock being offered by current shareholders. I have also participated in the preparation and filing of the Registration Statement.

Based upon the foregoing and upon my examination of originals (or copies certified to our satisfaction) of such corporate records of the Company and other documents as I have deemed necessary as a basis for the opinions hereinafter expressed, and assuming the accuracy and completeness of all information supplied me by the Company, having regard for the legal considerations which I deem relevant, I opine that:

(1) According to the State of Nevada, its Constitution, Statues and reported Judicial decisions, the Company is a duly organized and validly existing corporation;

(2) The Company has taken all requisite corporate action and all action required with respect to the authorization, issuance and sale of common stock to be issued pursuant to the Registration Statement;

(3) The maximum of 1,000,000 shares of common stock being offered by the Company, and the maximum of 1,050, 916 shares of common stock being offered by existing shareholders, when issued and distributed pursuant to the Registration Statement, will be validly issued, fully paid and nonassessable.

I hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the references to my firm in the Registration Statement.

Yours very truly,

PARSONS LAW FIRM

/s/ Robert J. Burnett

Robert J. Burnett